As filed with the Securities and Exchange Commission on August 22, 1997.
                                                    Registration No.
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-A

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                      SHARED MEDICAL SYSTEMS CORPORATION
                      ----------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                                        23-1704148
  ------------------------                   ---------------------------------
  (State of Incorporation)                   (IRS Employer Identification No.)


  51 Valley Stream Parkway, Malvern, Pennsylvania              19355
  -----------------------------------------------           ----------
      (Address of Principal Executive Offices)              (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class              Name of each exchange on which
       to be so registered              each class is to be registered
       -------------------              ------------------------------

  Common Stock, $.01 Par Value             New York Stock Exchange
  ----------------------------             -----------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
--------------------------------------------------------------------------------
                               (Title of Class)
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Item 1.   Description of Registrant's Securities to be Registered

          The holders of the Registrant's Common Stock, par value $.01 per share, are entitled to one vote per share at all meetings of stockholders on all matters to come before the meeting. Holders of the Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of the holders of any outstanding Preferred Stock of the Registrant. Upon the liquidation or dissolution of the Registrant, holders of the Common Stock are entitled to share ratably in the assets of the Registrant remaining after payment of all amounts due to the holders of the Registrant's outstanding Preferred Stock. Holders of the Common Stock have no preemptive, conversion or redemption rights.

          A description of certain provisions of the Registrant's Certificate of Incorporation and By-Laws which would have an effect of delaying, deferring or preventing a change in control of the Registrant is incorporated herein by reference to the Subsection entitled "Other Considerations" under the heading "Amendment to Certificate of Incorporation" in the Registrant's definitive proxy statement dated April 4, 1997 which was filed with the Securities and Exchange Commission.

Item 2.   Exhibits

          The following exhibits will be filed with each copy of this registration statement filed with the New York Stock Exchange in accordance with Instruction II to Item 2:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

          3. Definitive Proxy Statement dated April 4, 1997 for the Annual Meeting of Stockholders held on May 9, 1997;

          4. Restated Certificate of Incorporation filed June 19, 1992; Certificate of Amendment to Certificate of Incorporation filed May 28, 1997; By-Laws as amended through August 10, 1995;

          5.  Specimen Certificate for Common Stock;

          6.  1996 Annual Report to Stockholders.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              Shared Medical Systems Corporation

                              By: /s/ Marvin S. Cadwell
                                 ----------------------------
                                      Marvin S. Cadwell
                                      President and Chief Executive
                                      Officer

                              Date:  August 21, 1997